UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 28, 2003
(Date of Report)

AMERICAN BUILDING CONTROL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-9463	75-2626358
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	file Number)	Identification No.)

1301 Waters Ridge Drive
Lewisville, Texas 75057
(Address of principal executive offices)

(972) 353-6458
(Registrant’s telephone number, including area code)

Item 5: Other Events
SIGNATURES

AMERICAN BUILDING CONTROL, INC. AND SUBSIDIARIES

Item 5: Other Events

On April 28, 2003, American Building Control, Inc. (“American Building Control” or the “Company”) announces that it has reached a settlement with Mr. Jerold M. Forsberg with respect to a royalty dispute related to U.S. Patent No. RE 37,709 (the “Patent”). Under the terms of the Settlement Agreement, the Company and Mr. Forsberg will execute mutual releases and the litigation that Mr. Forsberg filed in Minnesota, and counterclaims filed by the Company, will be dismissed with prejudice.

The Patent pertains to electronic monitoring and surveillance devices installed in public transportation vehicles, for the purpose of security and behavior modification. Mr. Forsberg, the previous owner of the patent, had assigned the Patent to the Company in 1995. With the settlement, the Company remains the owner of the Patent, which was upheld and re-issued in 2002 after a complete re-examination.

The Company is dedicated to developing its mobile video products based on the Patent. “Security in public transportation systems is a major concern of our society today,” said Mr. Bryan C.W. Tate, the Chief Executive Officer and Chairman of the Board of the Company. “The settlement with Mr. Forsberg allows us to focus on capturing the opportunities in this growing area.”

The Company and Mr. Forsberg have also agreed to work together to enforce the Patent. Mr. Tate said “American Building Control will aggressively pursue claims against infringers of the Patent and seek to maximize its value”.

About American Building Control, Inc.

With headquarters located in the Dallas suburb of Lewisville, Texas, American Building Control, Inc. (formerly Ultrak, Inc.) is focused on designing, marketing, selling and servicing niche security products for use in industrial, governmental and consumer surveillance markets worldwide. For more information on American Building Control please call (800) 221-7225.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

[Remainder of page intentionally blank]

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BUILDING CONTROL, INC. (Registrant)

Date: April 28, 2003	By:	/s/Chris Sharng Chris Sharng Senior Vice President and Chief Financial Officer

3